Exhibit 10.7

SUBORDINATED PROMISSORY NOTE

Final Maturity August 16, 2012

$94,000,000	August 16, 2005 Houston, Texas

Belden & Blake Corporation, an Ohio corporation (the “Maker”), for value received, hereby promises to pay to the order of Capital C Energy Operations, LP, a Delaware limited partnership, or its successors or assigns (“Holder”), the principal amount of NINETY-FOUR MILLION DOLLARS ($94,000,000.00), or so much thereof as may from time to time be advanced and outstanding, and to pay interest on the principal amount from time to time remaining unpaid hereon at a rate equal to 10% per annum. Interest on this Note shall be calculated on the actual number of days elapsed based on a 365/366 day year, as applicable. Accrued and unpaid interest shall be due and payable on the last day of March, June, September and December, beginning on September 30, 2005, or if any such day is not a business day, on the next succeeding business day. The Maker, in its sole discretion, may pay interest due on this Note in kind by borrowing additional amounts under this Note in lieu of paying cash. Such borrowings shall be deemed made on the date such interest payments are due. Payments of interest in kind (rather than cash) by increasing borrowings under this Note shall have the same terms as other borrowings under this Note. All payments will be applied first to accrued and unpaid interest and then to principal. The entire unpaid principal balance of this Note, plus all accrued and unpaid interest shall be due and payable on August 16, 2012 (the “Maturity Date”).

Subject to the limitations set forth herein, both the principal hereof and interest hereon are payable to Holder in lawful money of the United States of America at Holder’s address located at 1001 Fannin Street, Suite 800, Houston, Texas 77002 (or such other address as provided from time to time in a written notice from Holder to Maker).

This Note evidences advances made from time to time by Holder to Maker from and after the date hereof upon Maker’s request therefor. Maker authorizes Holder to record in its records the information with respect to the loan evidenced by this Note and any payments and prepayments of the principal sum made by Maker and such notations shall be presumed to be final, correct and binding, absent manifest mathematical error; provided, however, that the failure of Holder to make any such notation shall not limit or otherwise affect the obligation of Maker to repay the principal sum nor alter or impair any of the other obligations of Maker hereunder.

The aggregate amount of all principal advances shall not exceed Ninety-Four Million Dollars ($94,000,000.00), plus the amounts of any interest paid with additional borrowings under this Note. This Note may be prepaid in whole or in part, without penalty or premium; provided, however, that Maker shall pay contemporaneously therewith all accrued and unpaid interest on the principal amount so prepaid. Subject to the other terms and conditions herein, any principal amount so prepaid may be reborrowed by Maker.

Maker hereby agrees to make all payments due on this Note without reduction, offset or counterclaim.

This Note, and the indebtedness evidenced hereby (the “Subordinated Debt”), including principal and interest, is expressly subordinate and junior to all of the Senior Debt of Maker, to the extent set forth in subparagraphs (i) through (vi), inclusive, below (the “Subordination Subparagraphs”).

(i) If a Default or an Event of Default (as such terms are defined in the Credit Agreement or the Indenture) or a Termination Event or Event of Default (as defined under the J. Aron Swap) shall exist or would result from any payment of principal or interest on this Note, then, unless and until such Default, Event of Default or Termination Event shall have been remedied by indefeasible payment in full of all Senior Debt in cash or otherwise cured, or expressly waived in writing by all affected holders of Senior Debt, the Maker shall not make and the Holder shall not accept or receive, any direct or indirect payment of or on account of any Subordinated Debt;

(ii) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Maker, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy proceedings, then all Senior Debt shall first be indefeasibly paid in full and in cash before any payment is made of or on account of any Subordinated Debt;

(iii) In any of the proceedings referred to in subparagraph (ii) above, any payment or distribution of any kind or character whether in cash, property, stock or obligations, which may be payable or deliverable by the Maker in respect of this Note shall be paid or delivered directly to the holders of Senior Debt for the payment thereof in accordance with the priorities then existing among such holders, unless and until all Senior Debt shall have been indefeasibly paid in full and in cash.

(iv) If any payment or distribution of any character, whether in cash, securities or other property, shall be received by the Holder in contravention of any of the terms of this Note and before all the Senior Debt shall have been indefeasibly paid in full and in cash, such payment or distribution shall be received in trust for the benefit of the holders of the Senior Debt at the time outstanding and shall forthwith be paid over or delivered and transferred to the holders of the Senior Debt for the ratable application in payment thereof in accordance with the priorities then existing among such holders.

(v) The Holder will not commence any action or proceeding (other than filing of appropriate proofs of claim and other similar material actions to preserve and protect Holder’s rights and remedies with respect to the indebtedness evidenced by this Note), including, without limitation, an action to recover on a right of set-off or similar right or remedy, against the Maker to recover all or any part of the Subordinated Debt or join with any creditor in bringing any proceedings against the Maker under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the Federal or any state government unless and until all Senior Debt shall be indefeasibly paid in full and in cash.

(vi) The maximum principal amount, the rate of interest charged, or the time, place, manner, terms or amount of principal or interest payments of this Note, may not be modified or amended without, in each instance, the prior express written consent of the holder(s) of the Senior Debt unless all Senior Debt has been indefeasibly paid in full and in cash.

The subordination provisions of this Note shall be deemed a continuing offer to all holders of Senior Debt to act in reliance on such provisions (but no such reliance shall be required to be proven to receive the benefits hereof) and may be enforced by such holders, and no right of any present or future holder of any Senior Debt to enforce subordination as provided in this Note shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker or by any act or failure to act by any such holder, or by any non-compliance by the Maker with the terms, provisions and covenants of this Note.

As used herein, the following terms have the meanings set forth below:

“Credit Agreement” means the First Amended and Restated Credit and Guaranty Agreement dated as of August 16, 2005 among Belden & Blake Corporation, as Borrower, Certain Subsidiaries of Belden & Blake Corporation, as Guarantors, various lenders, and BNP Paribas, as Sole Lead Arranger, Sole Bookrunner, Sole Syndication Agent and Administrative Agent, as such Credit Agreement may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

“Indenture” means the Indenture, dated as of July 7, 2004, among Belden & Blake Corporation and each of the guarantors party thereto, and BNY Midwest Trust Company, as Trustee, as such Indenture may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

“J. Aron Swap” shall have the meaning set forth in the Credit Agreement, as such J. Aron Swap may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

“Senior Debt” means any amounts outstanding from time to time with respect to, or other obligations or amounts owed under, the Credit Agreement, the Indenture, the BNPP Swap or the J. Aron Swap.

Without in any way limiting the generality of the foregoing, the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Holder, and without impairing or releasing the subordination provided in this Note or the obligations hereunder of the Holder to the holders of Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, or waive defaults under Senior Debt, or otherwise amend or supplement in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) release any person liable in any manner for the payment or collection of Senior Debt; (iii) sell, exchange, release or otherwise deal with all or any part of the property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, Senior Debt; (iv) exercise or refrain from exercising any rights against the Maker and any other person, including any guarantor or surety; and (v) apply any sums, by whomsoever paid or however realized, to Senior Debt.

If payment hereunder becomes due and payable on a Saturday, Sunday, or legal holiday under the laws of the State of Texas, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension at the rate specified herein.

Regardless of any provision contained in this Note, Holder is not entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the principal balance of this Note, any amount in excess of the Maximum Rate, and, if Holder ever does so, then any excess shall be treated as a partial prepayment of principal and any remaining excess shall be refunded to Maker. In determining if the interest paid or payable exceeds the Maximum Rate, Maker and Holder shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and their effects, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Note. However, if the Note is paid in full before the Maturity Date, and if the interest received for its actual period of existence exceeds the Maximum Amount, Holder shall refund any excess (and Holder may not, to the extent permitted by law, be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount). For purposes of determining the “Maximum Rate” or the “Maximum Amount”, those terms mean the “weekly rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code, as amended. As used herein, “Maximum Amount” and “Maximum Rate” respectively mean, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable law, Holder is permitted to contract for, charge, take, reserve, or receive on the indebtedness evidenced by this Note.

No delay on the part of Holder or any other holder of this Note in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless the same shall be in writing and signed and delivered by Holder or any subsequent holder hereof.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest, and notice of dishonor.

In addition to and not in limitation of the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, that should the indebtedness represented by this Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection, the undersigned agrees to pay, in addition to the principal and interest due and payable hereon, all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due.

The undersigned agrees that if default shall be made in the payment when due of any principal of or interest on this Note, then the entire principal balance hereof and the interest accrued hereon may be declared to be immediately forthwith due and payable by the holder hereof; however, Holder shall not be entitled to exercise any offset or collection remedies without the consent of the holder of the Senior Debt except under the circumstances specified in the “Subordination Subparagraphs”.

This Note has been delivered at and shall be deemed to have been made at Houston, Texas and shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws (as opposed to conflicts of law provisions) and decisions of the State of Texas. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provisions of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

BELDEN & BLAKE CORPORATION

By: /s/ James M. Vanderhider

Name: James M. Vanderhider
Title: President and COO

CAPITAL C ENERGY OPERATIONS, LP

By:	ENERVEST BB GP, LLC,

its general partner

	By:	ENERVEST MANAGEMENT PARTNERS, LTD., its sole member

	By:	ENERVEST MANAGEMENT GP, L.C., its general partner

By: /s/ James M. Vanderhider

James M. Vanderhider, Executive Vice President and Chief Financial Officer